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                                                                    EXHIBIT 21.1

                                  SUBSIDIARIES

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

                                               State of           Name Under Which Subsidiary
Subsidiary                                     Incorporation      Does Business

Heartland Cable Television, Inc.               Delaware           Heartland Cable Television, Inc.

Nucentrix Internet Services, Inc.              Delaware           Nucentrix Internet Services, Inc.

Nucentrix Spectrum Resources, Inc.             Delaware           Nucentrix Spectrum Resources, Inc.

Nucentrix Telecom Services, Inc.               Delaware           Nucentrix Telecom Services, Inc.
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